Exhibit 99.1
HICKS ACQUISITION’S MERGER WITH
RESOLUTE ENERGY CORPORATION APPROVED BY
STOCKHOLDERS AND WARRANTHOLDERS
Dallas, Texas — September 25, 2009 — Hicks Acquisition Company I, Inc. (AMEX: TOH) (“Hicks Acquisition”), a special purpose acquisition company founded and headed by Thomas O. Hicks, announced today that its stockholders and warrantholders approved all proposals related to a definitive agreement pursuant to which Resolute Natural Resources Company, a privately-held independent oil and gas company with long-lived oil reserves, will go public through a transaction with Hicks Acquisition. The special meeting of stockholders and warrantholders was held on Friday, September 25, 2009. The transaction is expected to close Friday September 25, 2009, at which time Hicks Acquisition will become a subsidiary of Resolute Energy Corporation (“Resolute”) and on Monday September 28, 2009, Resolute expects to begin trading its common stock and warrants on the New York Stock Exchange under the symbols “REN” and “REN WS”.
Thomas O. Hicks commented, “When we brought this deal to the market, we were absolutely confident that Resolute had all the essential characteristics to succeed as a public company. The successful completion of this transaction, and the remarkable roster of investors who decided to invest in the long-term prospects of Resolute, confirms our belief that Resolute has the track record and requisite operational, financial and investment know-how to generate strong returns for investors. Importantly, a successful equity offering in what continues to be a challenging market is testament to the quality of Resolute and its exceptional management team, themes we heard consistently in our conversations with the investment community during the past two months. We look forward to working with Nick Sutton and his team at Resolute to achieve continued success.”
Nicholas J. Sutton, Chairman and CEO of Resolute, added, “Becoming a public company is an exciting new chapter for our company. The fundamentals and outlook for our business and for the oil and gas industry are strong. Our operations are strategically located on properties with large, well identified quantities of oil in place, and through proven techniques such as waterflooding and CO2 injection we believe we have the opportunity to significantly increase our oil production. Importantly, our base of investors, who are some of the most well-known and respected in the world, agree that this is the right time to invest in our business. With the continued support of Hicks and Natural Gas Partners, both of which have been instrumental in our transition to becoming a public company, we are focused on taking full advantage of the growth prospects that lie ahead of us.”
Approximately 72% of Hicks Acquisition’s stockholders approved both of the proposals to amend the company’s certificate of incorporation to provide for the company’s perpetual existence and to permit a business combination with an entity engaged in the energy industry.
Approximately 72% of Hicks Acquisition’s stockholders also approved the proposal to adopt the acquisition agreement with Resolute Energy Corporation. Approximately 21% of the holders of common stock issued in the company’s initial public offering voted against such proposal and exercised the conversion rights granted to stockholders in the company’s certificate of incorporation.
In addition, approximately 91% of the holders of Hicks Acquisition’s public warrants approved the proposal to amend the warrant agreement governing such warrants to allow public warrantholders to receive, in exchange for their existing public warrants, either $0.55 in cash or a new warrant to purchase shares of Resolute common stock, subject to proration and adjustment.
ABOUT HICKS ACQUISITION
The Company is a special purpose acquisition company, launched in October 2007 in an initial public offering that was, with $552 million of gross proceeds, the largest SPAC IPO completed at that time. Founded by Thomas O. Hicks, the Company was formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets. It currently has no operating businesses.
ABOUT RESOLUTE
Resolute is an independent oil and gas company engaged in the acquisition, exploitation and development of oil and gas properties. The company operates producing properties in Utah, which were legacy properties acquired from two major oil companies, in connection with a strategic alliance with Navajo Nation Oil and Gas Company (wholly owned by the Navajo Nation) and in Wyoming and Oklahoma, which were acquired through the acquisition of a privately held oil and gas producer. In addition, Resolute owns exploration properties in Wyoming and Alabama.
FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this presentation include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others; the volatility of oil and gas prices; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the timing and amount of future production of oil and gas; availability of drilling and production equipment; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; Resolute’s relationship with the Navajo Nation and Navajo Nation Oil and Gas, as well as the timing of when certain purchase rights held by Navajo Nation Oil and Gas become exercisable; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; government regulation of the oil and gas industry; developments in oil-producing and gas-producing countries; the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Hicks Acquisition and Resolute undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
Contacts:
Sloane & Company
Josh Hochberg or Nevin Reilly
212-486-9500
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